File No. 70-8505

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                   Amendment No. 11
                           (Post-Effective Amendment No. 8)
                                          to

                        APPLICATION OR DECLARATION on FORM U-1

                                        under

                    The Public Utility Holding Company Act of 1935


             THE SOUTHERN COMPANY     MOBILE ENERGY SERVICES HOLDINGS, INC.
          270 Peachtree St., N.W.        900 Ashwood Parkway - Suite 450
           Atlanta, Georgia  30303           Atlanta, Georgia   30338

            MOBILE ENERGY SERVICES    SOUTHERN ELECTRIC INTERNATIONAL, INC.
               COMPANY, L.L.C.           900 Ashwood Parkway - Suite 500
            900 Ashwood Parkway -            Atlanta, Georgia  30338
                  Suite 300
           Atlanta, Georgia  30338

                 (Name of company or companies filing this statement
                    and addresses of principal executive offices)


                                 THE SOUTHERN COMPANY

                  (Name of top registered holding company parent of
                             each applicant or declarant)

          Tommy Chisholm, Secretary          Thomas G. Boren, President
            The Southern Company          Southern Electric International,
          270 Peachtree St., N.W.                       Inc.
           Atlanta, Georgia 30303          900 Ashwood Parkway - Suite 500
                                               Atlanta, Georgia 30338


                     (Names and addresses of agents for service)

           The Commission is requested to mail signed copies of all orders, notices and communications to:

                W.L. Westbrook               Thomas G. Boren, President
           Financial Vice-President       Southern Electric International,
             The Southern Company                       Inc.
          270 Peachtree St., N.W.         900 Ashwood Parkway - Suite 500
           Atlanta, Georgia  30303            Atlanta, Georgia  30338


                               John D. McLanahan, Esq.
                                 Troutman Sanders LLP
                              600 Peachtree Street, N.E.
                                      Suite 5200
                             Atlanta, Georgia  30308-2216
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                                 INFORMATION REQUIRED



               Item 1.  Description of Proposed Transactions.

               By order dated July 13, 1995 (HCAR No. 26330) (the "July

          1995 Order"), The Southern Company ("Southern"), a registered holding company, and its subsidiaries, Southern Electric

          International, Inc. and Mobile Energy Services Holdings, Inc.

          (formerly Mobile Energy Services Company, Inc.) ("Mobile

          Energy"), were authorized to, among other things, carry out various transactions relating to the transfer of the energy and recovery complex (the "Energy Complex") owned by Mobile Energy in

          Mobile, Alabama to a new subsidiary of Mobile Energy, Mobile

          Energy Services Company, L.L.C. ("MESC"), and to the refinancing of certain indebtedness of Mobile Energy.  The Commission

          reserved jurisdiction under the July 1995 Order with respect to the request of Mobile Energy and MESC pursuant to Section 12(c)

          of the Act and Rule 46 thereunder to pay dividends out of capital and unearned surplus.

               The applicants now request that the Commission release

          jurisdiction heretofore reserved under the July 1995 Order over the payment of dividends by Mobile Energy and MESC from capital and unearned surplus.  In support of such request, the applicants hereby supplement Item 1.9, Other Matters, of Post Effective

          Amendment No. 1, by adding the following additional paragraphs at the end thereof:




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               "For tax purposes, the Energy Complex will be depreciated

          using methods of accelerated depreciation permitted under

          applicable provisions of the Internal Revenue Code, as amended,

          whereas book income will be determined on the basis of straight-

          line depreciation over periods of up to 25 years (for most components of the Energy Complex).  As a result, during the early years of the project life, cash available for distribution (i.e.,

          net cash flow after payment of all operations and maintenance expenses, taxes and debt service) will exceed book income.  In the later years of the project life, cash available for

          distribution will be less than book income.

               Included herewith as Exhibit 6(b)(vi) are projections of

          consolidated income and cash flow for Mobile Energy showing the relationship of distributable cash and book income.

               As previously indicated, distributions of cash in amounts

          exceeding current earnings are permitted under applicable Alabama law.  Further, MESC is not permitted to make cash distributions unless it certifies to the Collateral Agent that it has satisfied an actual and pro forma debt service coverage test set forth in the senior project debt agreements."1








               1 See pages 174 and 175 of the final Prospectus of Mobile Energy and MESC, dated August 15, 1995, filed pursuant to Securities Act Rule 424 (Registration No. 33-92776), for a fuller description of the restriction on cash distributions by MESC under the terms of the senior project debt agreements.

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          Item 6.   Exhibits and Financial Statements (Supplemented).


               (b)(vi) Projections of Consolidated Income and Cash Flows of Mobile Energy Services Holdings, Inc. (Filed separately pursuant to Rule 104). ("P"). (17 CFR section 232.101(c)(1)(i)).


                                      SIGNATURE

               Pursuant to the requirements of the Public Utility Holding

          Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

          Dated:  December 1, 1995

                                     THE SOUTHERN COMPANY

                                     By: /s/Tommy Chisholm
                                         Tommy Chisholm
                                         Secretary


                                     MOBILE ENERGY SERVICES HOLDINGS, INC.

                                     By: /s/Tommy Chisholm
                                         Tommy Chisholm
                                         Secretary


                                     MOBILE ENERGY SERVICES COMPANY, L.L.C.

                                     By: /s/Tommy Chisholm
                                         Tommy Chisholm
                                         Secretary


                                     SOUTHERN ELECTRIC INTERNATIONAL, INC.

                                     By: /s/Tommy Chisholm
                                         Tommy Chisholm
                                         Vice President and Secretary






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